                                                                    EXHIBIT 99.1
                                                                    ------------

SEITEL APPOINTS NEW CEO AND COO

HOUSTON--June 12, 2002--The Board of Directors of Seitel, Inc. announced today that President and CEO, Paul Frame, has resigned as an officer and director of the Company, effective immediately.

In addition, the Company announced that it has terminated the employment of Debra Valice, its Chief Financial Officer, effective immediately. Mr. Kevin Fiur, formerly Executive Vice President and Chief Operating Officer, will become the new CEO and President. In addition, Kevin Callaghan, formerly Senior Vice President of Seitel Data Limited, the company's seismic database subsidiary, has been named Executive Vice President and Chief Operating Officer of the Company, and Robert Simon, formerly Executive Vice President of Seitel Data Limited, has been named President of Seitel Data Limited.

Mr. Fred Zeidman, Chairman of the Board of Seitel, stated: "Under the circumstances experienced by the Company in recent months, we believe these changes are in the best interests of our shareholders and employees. We continue our negotiations with the holders of our Senior Notes concerning amendments to our note agreements."

The Company also announced that Marcia Kendrick, Chief Accounting Officer for nine years and a CPA, has been named acting Chief Financial Officer. The Board has committed to an immediate executive search to employ a new Chief Financial Officer.

Mr. Fiur, 35, graduated with honors from University of Texas School of Law in 1991. He joined Seitel in November 1999 as Senior Vice President and General Counsel and in 2001 became the company's Chief Operating Officer. He also serves as a Director of the Company. "We have confidence in Kevin Fiur's ability to lead this company," said Mr. Zeidman. "He combines detailed knowledge of its business with the leadership capabilities that is required. He will be ably assisted by Kevin Callaghan and Robert Simon who each have approximately two decades of experience in the industry."

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects. It also selectively participates in oil and natural gas exploration and development programs.

DISCLAIMER

Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, as well as the risk factors discussed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The forward-looking statements contained in this release speak only as of the date hereof, and Seitel disclaims any duty to update these statements.

    CONTACT: Media Contact:
             Gavin Anderson & Company
             Joel Weiden, 212/515-1970
             or
             Investor Contact:
             Gavin Anderson & Company
             Doug Morris, 212/515-1964